FOR IMMEDIATE RELEASE	For further information contact:
Adam B. King
Office: 617-559-7125
Mobile: 617-821-5464
aking@aspectms.com

ASPECT MEDICAL SYSTEMS ANNOUNCES STOCK REPURCHASE PROGRAM

     NEWTON, Mass., August 4, 2006 — Aspect Medical Systems (NASDAQ: ASPM) today announced that its Board of Directors has authorized the repurchase of up to 2 million shares of the company’s common stock from time to time on the open market or in privately negotiated transactions.
     Commenting on the stock repurchase program, Mike Falvey, Aspect’s chief financial officer, said, “The acquisition of shares in the open market will allow us to offset dilution associated with employee stock plans and manage our cash balance. We believe the repurchase of the company’s shares represents a good investment and that this action demonstrates our commitment to enhancing shareholder value.”
     The timing and amount of any shares repurchased will be determined by a Committee of the Company’s Board of Directors based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.
     The repurchase program will be funded using the company’s working capital. As of July 1, 2006, the company had cash, cash equivalents and marketable securities of approximately $66 million. As of August 1, 2006, Aspect Medical had approximately 22.5 million shares of common stock outstanding.
About Aspect Medical Systems, Inc.
     Aspect Medical Systems, Inc. is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index™ (BIS™) technology has been used to assess more than 16.3 million patients and has been the subject of approximately 2,370 published articles and abstracts. BIS technology is installed in approximately 68 percent of hospitals listed in the July

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Aspect Medical Systems Announces Stock Repurchase program

2005 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 49 percent of all domestic operating rooms. In the last twelve months, BIS technology was used in approximately 15 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems. The company is also investigating how other methods of analyzing brain waves may aid in the diagnosis and management of neurological diseases, including depression and Alzheimer’s disease. For more information, visit Aspect’s Web site at http://www.aspectmedical.com.
Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including without limitation statements regarding the Company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations and general economic conditions. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2006, each as filed with the Securities and Exchange Commission. In addition, statements in this press release represent the Company’s expectations and beliefs only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update these forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
Aspect, Bispectral Index and BIS are registered trademarks of Aspect Medical Systems, Inc. All other trademarks, service marks and company names are the property of their respective owners.
The Web sites identified herein are not incorporated into this press release.